Exhibit 99.1

Morton’s Restaurant Group, Inc. Reports Results for Fourth Quarter 2010

– Fourth Quarter Revenues Increased 6.2% to $84.1 Million from $79.2 Million –

– Revenues for Morton’s Comparable Restaurants Increased 5.3% –

– Company Provides Guidance for Fiscal First Quarter and Full Year 2011 –

CHICAGO--(BUSINESS WIRE)--February 24, 2011--Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2010 fourth quarter ended January 2, 2011.

Financial results for the three month period ended January 2, 2011 compared to the three month period ended January 3, 2010

  Revenues increased 6.2% to $84.1 million from $79.2 million.
  Comparable restaurant revenues for Morton’s steakhouses increased 5.3%.
  Adjusted net income from continuing operations was $5.4 million, or $0.31 per diluted share, for the three month period ended January 2, 2011 compared to adjusted net income from continuing operations of $4.0 million, or $0.25 per diluted share, for the three month period ended January 3, 2010. Refer to the reconciliation of adjusted net income from continuing operations to GAAP net income (loss) from continuing operations in the tables that follow.
  The three month period ended January 2, 2011 included a $114,000 charge after-tax, or $0.01 per diluted share, for the write-off of deferred financing fees related to our previously outstanding senior revolving credit facility that was repaid in connection with our entering into a new five year senior credit facility on December 9, 2010. The three month period ended January 3, 2010 included charges for unusual items totaling $70.8 million after-tax, or $4.43 per diluted share, primarily consisting of a charge related to establishing a full valuation allowance against our U.S. deferred tax assets and a non-cash impairment charge related to our intangible asset and certain long-lived assets, among others. Refer to the reconciliation of adjusted net income from continuing operations to GAAP net income (loss) from continuing operations in the tables that follow for additional details.
  GAAP net income from continuing operations was $5.3 million, or $0.30 per diluted share, for the three month period ended January 2, 2011 compared to a net loss from continuing operations of $(66.9) million, or $(4.21) per diluted share, for the three month period ended January 3, 2010.

Financial results for the twelve month period ended January 2, 2011 compared to the twelve month period ended January 3, 2010

  Revenues increased 5.3% to $296.1 million from $281.1 million.
  Comparable restaurant revenues for Morton’s steakhouses increased 4.8%.
  Adjusted net income from continuing operations was $5.3 million, or $0.30 per diluted share, for the twelve month period ended January 2, 2011 compared to adjusted net income from continuing operations of $1.6 million, or $0.10 per diluted share, for the twelve month period ended January 3, 2010. Refer to the reconciliation of adjusted net income from continuing operations to GAAP net income (loss) from continuing operations in the tables that follow.
  The twelve month period ended January 2, 2011 included charges for unusual items totaling $0.7 million after-tax, or $0.04 per diluted share, for the final mark-to-market adjustment related to the fair value of the preferred stock that was issued in February 2010 as part of the fiscal 2009 settlement of certain wage and hour claims and the write-off of deferred financing fees related to our previously outstanding senior revolving credit facility that was repaid in connection with our entering into a new five year senior credit facility on December 9, 2010. The twelve month period ended January 3, 2010 included charges for unusual items totaling $79.1 million after-tax, or $4.93 per diluted share, primarily consisting of a charge related to establishing a full valuation allowance against our U.S. deferred tax assets and a non-cash impairment charge related to our intangible asset and certain long-lived assets, among others. Refer to the reconciliation of adjusted net income from continuing operations to GAAP net income (loss) from continuing operations in the tables that follow for additional details.
  GAAP net income from continuing operations was $4.6 million, or $0.27 per diluted share, for the twelve month period ended January 2, 2011 compared to a net loss from continuing operations of $(77.5) million, or $(4.87) per diluted share, for the twelve month period ended January 3, 2010.

“We remain proud of our Morton's brand and our 32 year reputation for serving the ‘Best Steak Anywhere.’ Business travel and convention attendance improved in 2010 in many of our markets, creating a positive effect on our core business. As a result, our comparable restaurant sales were positive throughout all of 2010, including a successful holiday season and healthy comparable restaurant revenue growth in our private dining boardrooms.

Today, we offer our guests more ways than ever before to enjoy the Morton’s Gold Standard experience, whether it's in our Bar 12●21 with the popular Bar Bites menu and specialty cocktails, a traditional Morton’s experience in our main dining room, or even an event in our private dining boardrooms. Morton's Prime Events series continues to feature even more exciting wine and spirits pairings, while introducing new guests to our restaurants. We are now the Official Steakhouse of the PGA TOUR, which is yet another example of how we're maximizing our marketing efforts to increase revenue and build our Morton's brand worldwide.

We recently opened our first Morton's steakhouse in Mainland China, in Shanghai, and opened our new location in Uptown Dallas on February 24, 2011. With our new five year credit facility, which we believe increases our financial flexibility, we are well positioned to continue to expand the Morton's brand both domestically and internationally,” said Christopher J. Artinian, President and Chief Executive Officer of Morton's Restaurant Group, Inc.

Fiscal 2011 Financial Guidance

Actual results could differ materially from the guidance provided herein as a result of numerous factors, many of which are beyond the Company’s control and are highly dependent upon overall economic conditions. Please refer to the “Cautionary Note on Forward-Looking Statements” later in this press release in conjunction with this guidance. The current economic environment significantly increases the inherent uncertainty of guidance.

The Company currently expects the following financial results for the first fiscal quarter of 2011:

  Revenues to range between $81 million and $83 million;
  Comparable restaurant revenues to increase approximately 6% to 8% as compared to the first quarter of fiscal 2010;
  Diluted net income per share from continuing operations of approximately $0.13 to $0.15; and
  An effective tax rate that is not expected to exceed 24%.

The Company currently expects the following financial results for the full year fiscal 2011:

  Revenues to range between $318 million and $323 million;
  Comparable restaurant revenues to increase approximately 6% to 8% as compared to the full year fiscal 2010;
  Diluted net income per share from continuing operations of approximately $0.44 to $0.49; and
  An expected effective tax rate that is not expected to exceed 24%.

Development Activity

During fiscal year 2011, the Company will retrofit up to four Morton’s steakhouses to include a Bar 12●21, two of which opened in the first quarter of fiscal 2011. In addition, we opened a new Morton's steakhouse on February 24, 2011 in the Uptown area of Dallas, TX, which also includes a Bar 12●21.

Conference Call

A conference call and webcast has been scheduled for 5:00 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Thursday, February 24, 2011
Time:	5:00 p.m. ET (please dial in by 4:45 p.m.)
Dial-In #:	866-713-8307 U.S. & Canada
617-597-5307 International
Confirmation code:	35027976

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world's largest operator of company-owned upscale steakhouses. Morton's steakhouses have remained true to our founders' original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of February 24, 2011, the Company owned and operated 77 Morton's steakhouses located in 64 cities across 26 states, Puerto Rico and six international locations (Hong Kong, Macau, Shanghai, Mexico City, Singapore and Toronto), as well as Trevi, our Italian restaurant, which is located next to the 'Fountain of the Gods' at The Forum Shops at Caesars in Las Vegas, NV. Please visit our Morton’s website at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company's expectation or belief concerning future events. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "estimates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer and/or business spending in one or more of the Company’s markets due to business layoffs, budget reductions, or negative consumer sentiment, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, the Company's ability to maintain adequate financing facilities, the Company’s liquidity and capital resources, prevailing interest rates and legal and regulatory matters, (iii) public health issues, including, without limitation risks relating to the spread of pandemic diseases and (iv) other risks detailed from time to time in the Company's most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could harm the Company's business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Morton's Restaurant Group, Inc.
Consolidated Statements of Operations and Margin Analysis - Unaudited
(Amounts in thousands, except per share data)

	Three Month Periods Ended				Twelve Month Periods Ended
	January 2, 2011		January 3, 2010		January 2, 2011		January 3, 2010

Revenues	$84,100	100.0%	$79,172	100.0%	$296,126	100.0%	$281,104	100.0%

Food and beverage costs	25,374	30.2%	23,608	29.8%	89,961	30.4%	85,942	30.6%
Restaurant operating expenses	41,871	49.8%	40,386	51.0%	161,318	54.5%	156,114	55.5%
Pre-opening costs	607	0.7%	(30)	0.0%	1,825	0.6%	1,757	0.6%
Depreciation and amortization	2,715	3.2%	2,263	2.9%	10,211	3.4%	11,046	3.9%
General and administrative expenses	4,332	5.2%	3,666	4.6%	16,670	5.6%	15,858	5.6%
Marketing and promotional expenses	1,707	2.0%	1,887	2.4%	6,266	2.1%	6,653	2.4%
Non-cash impairment charges	-	0.0%	29,974	37.9%	-	0.0%	29,974	10.7%
Employee separation charge	-	0.0%	1,290	1.6%	-	0.0%	1,290	0.5%
(Benefit) charge related to legal settlements	-	0.0%	(1,751)	(2.2%)	540	0.2%	9,945	3.5%
Operating income (loss)	7,494	8.9%	(22,121)	(27.9%)	9,335	3.2%	(37,475)	(13.3%)

Write-off of deferred financing costs	114	0.1%	-	0.0%	114	0.0%	206	0.1%
Interest expense, net	1,159	1.4%	1,000	1.3%	3,991	1.3%	3,716	1.3%

Income (loss) before income taxes from
continuing operations	6,221	7.4%	(23,121)	(29.2%)	5,230	1.8%	(41,397)	(14.7%)

Income tax expense	1,130	1.3%	43,738	55.2%	1,174	0.4%	36,352	12.9%

Income (loss) from continuing
operations, net of taxes	5,091	6.1%	(66,859)	(84.4%)	4,056	1.4%	(77,749)	(27.7%)

Discontinued operations, net of taxes	(1,232)	(1.5%)	(1,191)	(1.5%)	(2,101)	(0.7%)	(2,159)	(0.8%)

Net income (loss)	3,859	4.6%	(68,050)	(86.0%)	1,955	0.7%	(79,908)	(28.4%)

Net (loss) income attributable to
noncontrolling interest	(172)	(0.2%)	10	0.0%	(578)	(0.2%)	(262)	(0.1%)

Net income (loss) attributable to
controlling interest	$4,031	4.8%	$(68,060)	(86.0%)	$2,533	0.9%	$(79,646)	(28.3%)

Amounts attributable to controlling interest:
Income (loss) from continuing
operations, net of taxes	$5,263		$(66,869)		$4,634		$(77,487)
Discontinued operations, net of taxes	(1,232)		(1,191)		(2,101)		(2,159)
Net income (loss)	$4,031		$(68,060)		$2,533		$(79,646)

Basic net income (loss) per share:
Continuing operations	$0.33		$(4.21)		$0.29		$(4.87)
Discontinued operations	$(0.08)		$(0.07)		$(0.13)		$(0.14)
Basic net income (loss) per share	$0.25		$(4.28)		$0.16		$(5.01)

Diluted net income (loss) per share:
Continuing operations	$0.30		$(4.21)		$0.27		$(4.87)
Discontinued operations	$(0.07)		$(0.07)		$(0.12)		$(0.14)
Diluted net income (loss) per share	$0.23		$(4.28)		$0.15		$(5.01)

Shares used in computing net income
(loss) per share:
Basic	16,035.0		15,894.1		16,022.1		15,883.1
Diluted	17,468.2		15,894.1		17,354.3		15,883.1

Morton's Restaurant Group, Inc.
Adjusted Net Income and Adjusted Diluted Net Income Per Share (Note 1)
(Amounts in thousands, except per share data)

	Three Month Periods Ended			Twelve Month Periods Ended
	January 2, 2011	January 3, 2010		January 2, 2011	January 3, 2010

Net income (loss) from continuing operations attributable
to controlling interest, as reported	$5,263	$(66,869)		$4,634	$(77,487)
Net (loss) income attributable to noncontrolling interest	(172)	10		(578)	(262)
Income tax expense	1,130	43,738		1,174	36,352
Income (loss) before income taxes, as reported	6,221	(23,121)		5,230	(41,397)

Adjustments (1):
(Benefit) charge related to legal settlements (2)	-	(1,751)		540	9,945
Write-off of deferred financing costs (3)	114	-		114	206
Employee separation charge (4)	-	1,290		-	1,290
Non-cash impairment charges (5)	-	29,974		-	29,974
Adjusted income before income taxes	6,335	6,392		5,884	18

Adjusted income tax expense (benefit)	1,130	2,409	(6)	1,174	(1,289)	(7)
Net (loss) income attributable to noncontrolling interest	(172)	10		(578)	(262)

Adjusted net income from continuing operations
attributable to controlling interest	$5,377	$3,973		$5,288	$1,569

Adjusted diluted net income per share	$0.31	$0.25		$0.30	$0.10

Shares used in computing adjusted
diluted net income per share	17,468.2	15,986.1		17,354.3	16,024.0

Notes:
(1)	The Company includes these adjusted calculations for the three and twelve month periods ended January 2, 2011 and January 3, 2010 because management believes they are useful to investors in that it provides for greater transparency with respect to supplemental information used by management in its financial and operational decision making. The effect of our fiscal 2009 adjustments resulted in adjusted net income for the three and twelve month periods ended January 3, 2010; as a result, we have also adjusted the shares used to compute the diluted earnings per share.

Accordingly, the Company believes that the presentation of this analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)

In the first quarter of fiscal 2010, the Company recorded a $540 charge for a mark-to-market adjustment related to the fair value of the Company’s convertible preferred stock that was subsequently issued in February 2010 as part of the fiscal 2009 settlement of certain wage and hour claims that was approved by the court in January 2010. The charge represents the change in the fair value of the convertible preferred stock through the court approval date. During the fourth quarter of fiscal 2009, the Company recorded a mark-to-market adjustment related to the fair value of the Company’s convertible preferred stock of $(1,751) pre-tax and $(1,207) after-tax. The total charge recorded in connection with this settlement and other similar labor claims for the twelve months ended January 3, 2010 was $9,945 pre-tax and $6,217 after-tax.

(3)	Write-off of deferred financing costs of $114 for fiscal 2010 represents the charge recorded as a result of the repayment of our previously outstanding senior revolving credit facility and subsequent termination of our credit agreement in connection with our entering into a new credit agreement on December 9, 2010. The write-off of deferred financing costs of $206 pre-tax and $131 after-tax for fiscal 2009 related to the amendment of the Company's senior revolving credit facility executed on March 4, 2009.

(4)	During the fourth quarter of fiscal 2009, the Company recorded a charge of $1,290 pre-tax and $806 after-tax related to an accrual for severance and other post-employment benefits as a result of the resignation of our former Chief Executive Officer, which was previously announced on February 2, 2010.

(5)	During the fourth quarter of fiscal 2009, the Company recorded a non-cash impairment charge in continuing operations of $29,974 pre-tax and $18,346 after-tax which consisted of an impairment of its intangible asset of $13,000 and impairment of certain long-lived assets of $16,974.

(6)	In connection with the net charges related to the mark-to-market adjustment, employee separation charge and non-cash impairment charge, the Company recorded income tax benefits of $11,568 for the three month period ended January 3, 2010. These benefits were offset by a non-cash charge of $52,897 related to establishing a full valuation allowance against our U.S. deferred tax assets. Based on management’s evaluation of certain factors, in the fourth quarter of fiscal 2009, the Company recorded a valuation allowance for all U.S. federal and state deferred tax assets. As a result, the Company has not recorded any deferred tax benefits for fiscal 2010.

(7)	In connection with the net charges related to the legal settlements, write-off of deferred financing costs, employee separation and non-cash impairment charges, the Company recorded income tax benefits of $15,256 for the twelve month period ended January 3, 2010. These benefits were offset by a non-cash charge of $52,897 related to establishing a full valuation allowance against our U.S. deferred tax assets. Based on management’s evaluation of certain factors, in the fourth quarter of fiscal 2009, the Company recorded a valuation allowance for all U.S. federal and state deferred tax assets. As a result, the Company has not recorded any deferred tax benefits for fiscal 2010.

CONTACT:
Ronald M. DiNella, Senior Vice President, Chief Financial Officer
Morton’s Restaurant Group, Inc
(312) 923-0030